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                                                                     EXHIBIT 5.1



                        [BAKER BOTTS L.L.P. LETTERHEAD]




October 5, 2001

Conoco Inc.
600 North Dairy Ashford
Houston, Texas  77079

Ladies and Gentlemen:

         As set forth in the Registration Statement (the "Registration Statement") on Form S-3 (Registration No. 333-67004) filed by Conoco Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the sale of up to 2,000,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights"), under Conoco Connection, the Company's dividend reinvestment plan and direct stock purchase plan (the "Plan"), we are passing upon certain legal matters in connection with the Shares and the Rights associated therewith for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined (i) the Second Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the Restated Certificate of Incorporation of the Company to be effective as of the effective time of the merger (the "Merger") of Conoco Delaware I, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), with and into the Company pursuant to the Agreement and Plan of Merger dated as of July 17, 2001, as amended and restated in its entirety as of July 31, 2001, between the Company and Merger Sub, and the Rights Agreement, dated as of October 19, 1998, between the Company and EquiServe Trust Company, N.A., as successor rights agent to First Chicago Trust Company of New York, as Rights Agent, as amended (the "Rights Agreement"), and (ii) the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares. We have also assumed for purposes of paragraphs 2 and 3 below that the Merger will become effective.
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BAKER BOTTS L.L.P.

Conoco Inc.                            2                         October 5, 2001


         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

         2. With respect to such of the Shares that are to be issued either as newly issued shares or as treasury shares by the Company, such Shares have been duly authorized; and when issued in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

         3. With respect to such of the Shares that are to be purchased in the open market on behalf of the Plan, such Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         4. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance in connection with the issuance of the associated Shares as provided in paragraphs 2 and 3 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be validly issued.

         The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof.

         The opinion set forth in paragraph 4 above is further limited to the valid issuance of the Rights under the General Corporation Law of the State of Delaware. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among stockholders.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   /s/ Baker Botts L.L.P.